UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012 (November 30, 2012)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

On November 30, 2012, we received a letter from the U.S. Department of Justice, Criminal Division (the “DOJ”) informing us that the DOJ and the Federal Bureau of Investigation have begun an investigation into whether Net 1 UEPS Technologies, Inc. and its subsidiaries, including their officers, directors, employees, and agents (collectively, “Net 1”) and other persons and entities possibly affiliated with Net 1 violated provisions of the Foreign Corrupt Practices Act and other U.S. federal criminal laws by engaging in a scheme to make corrupt payments to officials of the Government of South Africa in connection with securing a contract with the South African Social Security Agency to provide social welfare and benefits payments and also engaged in violations of the federal securities laws in connection with statements made by Net 1 in its SEC filings regarding this contract. On the same date, we received a letter from the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) advising us that it is also conducting an investigation concerning our company. The SEC letter states that the investigation is a non-public, fact-finding inquiry.

We intend to cooperate fully with the DOJ and the SEC regarding these investigations. We are unable to predict what action, if any, might be taken in the future by either the DOJ or the SEC as a result of the matters that are the subject of these investigations or what impact, if any, this announcement and the existence of these investigations may have on our relations with SASSA, the Net1 BEE option transaction, our financial position, our results of operations and cash flows, our intended business strategies or our share price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: December 4, 2012	By: /s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of the Board